Exhibit 21

Subsidiaries of the Registrant

Chico’s Retail Services, Inc., a Florida corporation

Chico’s Distribution Services, LLC, a Georgia limited liability company

Soma Intimates, LLC, a Florida limited liability company

White House | Black Market, Inc., a Florida corporation

Chico’s Production Services, Inc., a Florida corporation

Chico’s Creative Designs, Inc., a Florida corporation

Chico’s Brand Investments, Inc., a Florida corporation

Boston Proper, Inc., a Florida corporation

Parrot Wings, LLC, a Florida limited liability company

Chico’s ATSO Limited, a Hong Kong corporation